EXHIBIT (13)

                           LETTER OF INVESTMENT INTENT

November 3, 1981

First American Money Fund, Inc.
3033 Excelsior Boulevard
Minneapolis, Minnesota 55416

Gentlemen:

In connection with the purchase by American Hardware Mutual Insurance Company ("American Hardware") of 115,000 shares of common stock ("Stock") of First American Money Fund, Inc., American Hardware hereby represents that it is acquiring such Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it. American Hardware hereby further agrees that any transfer of any such Stock or any interest in it shall be subject to the following conditions:

         1. American Hardware shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

         2. You shall have obtained from your counsel a written opinion starting whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected American Hardware shall then be entitled to transfer its Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, then American Hardware will not be entitled to transfer its Stock unless such Stock is registered.

         3. American Hardware further agrees that all certificates representing such Stock shall contain on the face thereof the following legend:

                           "The shares represented by this certificate may not be transferred without (i) the opinion of counsel satisfactory to First American Money Fund, Inc. that such transfer may lawfully be made without registration under the Federal Securities Act of 1933; or, (ii) such registration."

American Hardware hereby authorizes you to take such other action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

Very truly yours,

AMERICAN HARDWARE MUTUAL INSURANCE COMPANY



By    /s/
  Its    President